As filed with the Securities and Exchange Commission on October 26, 2007
Registration No. 333-124190

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
FORM S-8/A
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AKORN, INC.
(Exact name of Registrant as specified in its charter)

2500 Millbrook Drive, Buffalo
Louisiana	Grove, Illinois 60089	72-0717400
(State or other jurisdiction of	(Address of principal executive	(I.R.S. Employer
incorporation or organization)	offices and zip code)	Identification Number)

AMENDED AND RESTATED AKORN, INC. 2003 STOCK OPTION PLAN
(Full title of the plan)

Arthur S. Przybyl
President and Chief Executive Officer
Akorn, Inc.
2500 Millbrook Drive,
Buffalo Grove, Illinois 60089
(847) 279-6100
(Name, address, and telephone number, including area code, of agent for service)
Copy to:
Kurt L. Kicklighter, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, California 92101
(619) 236-1414

AKORN, INC.
REGISTRATION STATEMENT ON FORM S-8
EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 (the “Amendment”) amends the Registration Statement on Form S-8 (No. 333-124190) originally filed by Akorn, Inc., with the Securities and Exchange Commission (“SEC”) on April 20, 2005.
     We are filing this Amendment to include a reoffer prospectus to be used by our employees, directors and consultants. The reoffer prospectus may be utilized for reoffering and resales of shares of our common stock, deemed “restricted securities” or “control securities” acquired pursuant to the plan registered on the Registration Statement, in each case by an “affiliate” of us. The inclusion of any person in the selling security holder table of the reoffer prospectus should not be deemed a determination or an admission by us that such individual is in fact an affiliate of us.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) were sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, we will furnish to the Commission or its staff a copy of any or all of the documents included in the file.

REOFFER PROSPECTUS
5,000,000 Shares
Akorn, Inc.
Common Stock
     This reoffer prospectus relates to the resale of up to an aggregate of 5,000,000 shares of our common stock which may be issued upon the exercise of awards issued or to be issued pursuant to our Amended and Restated Akorn, Inc. 2003 Stock Option Plan (the “Option Plan”) by the selling security holders identified in this reoffer prospectus, which have been issued to the selling security holders. The selling security holders are current or former employees, officers and directors of our company who acquired stock awards or shares of common stock as compensation for services performed for us The selling security holders may sell the shares of common stock described in this prospectus in public or private transactions, at prevailing market prices, or at privately negotiated prices. The selling security holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders. Although we may receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will not receive any of the proceeds from the sale of the shares by the selling security holders. The selling security holders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling security holders will be determined at the time of such sale by the selling security holders.
     Our common stock is traded on the Nasdaq Global Market under the symbol “AKRX.” On October 24, 2007, the last reported sales price of our common stock was $7.04 per share.
     Our principal executive offices are located at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089 and our telephone number is (847) 279-6100.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 26, 2007

i

ABOUT THIS REOFFER PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this reoffer prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different information. The selling security holders are not offering to sell or seeking offers to buy shares of our common stock in jurisdictions where offers and sales are prohibited. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
     References in this prospectus to “Akorn,” “us,” “we,” “our,” or the “Company” refer to Akorn, Inc. and its subsidiary, Akorn (New Jersey), Inc., as the context requires. The phrase “this prospectus” refers to this reoffer prospectus and any applicable prospectus supplement and the documents incorporated by reference in this prospectus, unless the context otherwise requires.
FORWARD-LOOKING STATEMENTS AND FACTORS AFFECTING FUTURE RESULTS
     Certain statements in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. When used in this prospectus, the words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements, including statements regarding our intent, belief or expectations are not guarantees of future performance. These statements involve risks and uncertainties and actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to:
•	The factors described in this prospectus under the heading “Risk Factors” beginning on page 4;

•	Our ability to comply with all of the requirements of the Food and Drug Administration, including current Good Manufacturing Practices (“cGMP”) regulations;

•	Our ability to obtain regulatory approvals of, commence operations at and obtain business for our new lyophilization facility;

•	Our ability to generate cash from operations sufficient to meet our working capital requirements;

•	The effects of federal, state and other governmental regulation on our business;

•	Our success in developing, manufacturing, acquiring and marketing new products;

•	The success of our strategic partnerships for the development and marketing of new products;

•	Our ability to bring new products to market and the effects of sales of such products on our financial results;

•	The effects of competition from generic pharmaceuticals and from other pharmaceutical companies;

•	Availability of raw materials needed to produce our products; and

•	Other factors referred to in this prospectus and our other Securities and Exchange Commission filings.
     You should read this prospectus completely with the understanding that our actual results may differ materially from what we expect. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY
     This summary does not contain all of the information you should consider before investing in our stock. You should read this entire prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in this prospectus before making an investment decision.
Company Overview
     We manufacture and market diagnostic and therapeutic pharmaceuticals in specialty areas such as ophthalmology, rheumatology, anesthesia and antidotes, among others. Our customers include physicians, optometrists, hospitals, wholesalers, group purchasing organizations and other pharmaceutical companies. We are a Louisiana corporation founded in 1971 in Abita Springs, Louisiana. In 1997, we relocated our headquarters and certain operations to Illinois. We have a wholly owned subsidiary named Akorn (New Jersey), Inc., which operates in Somerset, New Jersey and is involved in manufacturing, product development, and administrative activities related to our ophthalmic and injectable segments. We classify our operations into four identifiable business segments, ophthalmic, hospital drugs & injectables, biologics & vaccines and contract services.
     Ophthalmic Segment. We manufacture, market and distribute a line of diagnostic and therapeutic ophthalmic pharmaceutical products. Diagnostic products, primarily used in the office setting, include mydriatics and cycloplegics, anesthetics, topical stains, gonioscopic solutions, angiography dyes and others. Therapeutic products, sold primarily to wholesalers and other national account customers, include antibiotics, anti-infectives, steroids, steroid combinations, glaucoma medications, decongestants/antihistamines and anti-edema medications. Non-pharmaceutical products include various artificial tear solutions, preservative-free lubricating ointments, eyelid cleansers, vitamin supplements and contact lens accessories.
     Hospital Drugs & Injectable Segment. We manufacture, market and distribute a line of specialty drugs and injectable pharmaceuticals products, including antidotes, anesthesia, and products used in the treatment of rheumatoid arthritis and pain management. These products are marketed to hospitals through wholesalers and other national account customers as well as directly to medical specialists through our internal sales staff. This segment was previously classified as the injectable segment; however, we recently changed the classification to reflect that an increasing amount of pharmaceuticals that we deliver to hospitals are drugs other than injectable pharmaceuticals. The new classification reflects that this segment includes both hospital drugs and injectable pharmaceuticals.
     Biologics & Vaccines Segment. We market and distribute tetanus diphtheria vaccine. This product is marketed primarily to hospitals and office-based physicians through wholesalers, distributors and our internal sales staff.
     Contract Services Segment. We manufacture products for third party pharmaceutical and biotechnology customers based on their specifications.
Offering Overview

Issuer	Akorn, Inc.

Address and Phone Number	2500 Millbrook Drive Buffalo Grove, Illinois 60089 (847) 279-6100

Nasdaq Global Market Trading Symbol	AKRX

Website	www.akorn.com (information found on our website is not part of this prospectus)

Securities Offered	Up to 5,000,000 (1) shares of our common stock, no par value by the selling security holders.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus.

Risk Factors	In analyzing an investment in our common stock offered by this prospectus, you should carefully consider the information set forth under “Risk Factors.”

(1) The number of shares of common stock is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. Therefore, pursuant to Rule 416, we are also registering such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar events. The holder of the securities registered hereunder has direct registration rights for this offering.
RISK FACTORS
You should carefully consider the following risk factors and all other information contained in this prospectus and the documents incorporated by reference in this prospectus before investing. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risks occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks, and you may lose all or part of your investment.
We have experienced recent operating losses, working capital deficiencies and negative cash flows from operations, and these losses and deficiencies may continue in the future.
     Our recent operating losses may continue in the future and there can be no assurance that our financial outlook will improve. For the years ended December 31, 2006, 2005 and 2004, our operating losses were $4,905,000, $7,479,000 and $368,000, respectively. We generated a positive cash flow from operations in 2006 of $2,509,000, however we generated negative flows of $148,000 and $3,461,000 in 2005 and 2004, respectively. There can be no assurance that our results of operations will reflect improvement in the future. If our results of operations do not improve in the future, an investment in our common stock could be negatively affected.
We have invested significant resources in the development of lyophilization manufacturing capability, and we may not realize the benefit of these efforts and expenditures.
     We are in the process of completing an expansion of our Decatur, Illinois manufacturing facility to add capacity to provide lyophilization manufacturing services, a manufacturing capability we currently do not have. As of December 31, 2006, we had spent approximately $22,433,000 on the lyophilization facility expansion and anticipate the need to spend approximately $200,000 of additional funds (excluding capitalized interest) which will primarily be used for testing and validation as the major capital equipment items are currently in place. In December 2006, we placed the sterile solutions portion of this operation in service which augments our existing production capacities. The remaining $5,196,000 of construction in progress, which is specific to lyophilization (freeze-dry) operations, is awaiting final review and a Pre-Approval Inspection from the U.S. Food and Drug Administration for us to place this equipment into commercial production.
     We are developing an internal Abbreviated New Drug Application (“ANDA”) lyophilized product pipeline. However, we cannot commercialize any lyophilized products until we complete a successful Pre-Approval Inspection from the U.S. Food and Drug Administration. Further, there is no guarantee that we will be successful in completing development of lyophilization capability, or that other intervening events will not occur that reduce or eliminate the anticipated benefits from such capability. For instance, the market for lyophilized products could significantly diminish or be eliminated, or new technological advances could render the lyophilization process obsolete, prior to our entry into the market. There can be no assurance that we will realize the anticipated benefits from our significant investment into lyophilization capability at our Decatur manufacturing facility, and our failure to do so could significantly limit our ability to grow our business in the future.
We depend on a small number of distributors, the loss of any of which could have a material adverse effect.

     A small number of large wholesale drug distributors account for a large portion of our gross sales, revenues and accounts receivable. The following three distributors, AmerisourceBergen, Cardinal and McKesson, accounted for approximately 50% of total gross sales and 33% of total revenues in 2006, and 53% of gross trade receivables as of December 31, 2006. In addition to acting as distributors of our products, these three companies also distribute a broad range of health care products for many other companies. The loss of one or more of these distributors, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue and results of operations and lead to a violation of financial covenants. A change in purchasing patterns, inventory levels, increases in returns of our products, delays in purchasing products and delays in payment for products by one or more distributors also could have a material negative impact on our revenue and results of operations.
Certain of our directors are subject to conflicts of interest.
     Dr. John N. Kapoor, Ph.D., the chairman of our board of directors, our chief executive officer from March 2001 to December 2002, and a principal shareholder, is affiliated with EJ Financial Enterprises, Inc. (“EJ Financial”), a health care consulting investment company. EJ Financial is involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust dated 9/20/89 (the “Kapoor Trust”), the beneficiary and sole trustee of which is Dr. Kapoor, is a principal shareholder of each of these companies. As a result, Dr. Kapoor does not devote his full time to our business. Although such companies do not currently compete directly with us, certain companies with which EJ Financial is involved are in the pharmaceutical business and could eventually compete with us in the future. Discoveries made by one or more of these companies could render our products less competitive or obsolete. Potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.
We may require additional capital to grow our business and such funds may not be available to us.
     We may require additional funds to grow our business. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms favorable to us due to our recent financial history. Further, the terms of such additional financing, if obtained, likely will require the granting of rights, preferences or privileges senior to those of our common stock and result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.
Our growth depends on our ability to timely develop additional pharmaceutical products and manufacturing capabilities.
     Our strategy for growth is dependent upon our ability to develop products that can be promoted through current marketing and distributions channels and, when appropriate, the enhancement of such marketing and distribution channels. We may not meet our anticipated time schedule for the filing of ANDAs and New Drug Applications (“NDAs”) or may decide not to pursue ANDAs or NDAs that we have submitted or anticipate submitting. Our internal development of new pharmaceutical products is dependent upon the research and development capabilities of our personnel and our strategic business alliance infrastructure. There can be no assurance that we or our strategic business alliances will successfully develop new pharmaceutical products or, if developed, successfully integrate new products into our existing product lines. In addition, there can be no assurance that we will receive all necessary Food and Drug Administration (“FDA”) approvals or that such approvals will not involve delays, which adversely affect the marketing and sale of our products. Our failure to develop new products, to maintain substantial compliance with FDA compliance guidelines or to receive FDA approval of ANDAs or NDAs, could have a material adverse effect on our business, financial condition and results of operations.
We have entered into several strategic business alliances which may not result in marketable products.
     We have entered several strategic business alliances that have been formed to supply us with low cost finished dosage form products. Since 2004, we have entered into various purchase and supply agreements, license agreements, and a joint venture that are all designed to provide finished dosage form products that can be marketed through our distribution pipeline. However, there can be no assurance that any of these agreements will result in

FDA-approved ANDAs or NDAs, or that we will be able to market any such finished dosage form products at a profit. In addition, any clinical trial expenses that we incur may result in adverse financial consequences to our business.
Our success depends on the development of generic and off-patent pharmaceutical products which are particularly susceptible to competition, substitution policies and reimbursement policies.
     Our success depends, in part, on our ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit us to develop, manufacture and market equivalent generic pharmaceutical products. Generic pharmaceuticals must meet the same quality standards as branded pharmaceuticals, even though these equivalent pharmaceuticals are sold at prices that are significantly lower than that of branded pharmaceuticals. Generic substitution is regulated by the federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly approved generic drugs or that such products will be subject to government reimbursement. In addition, generic products that third parties develop may render our generic products noncompetitive or obsolete. There can be no assurance that we will be able to consistently bring generic pharmaceutical products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or our failure to bring such products to market before our competitors could have a material adverse effect on our business, financial condition and results of operations.
     Further, there is no proprietary protection for most of the branded pharmaceutical products that either we or other pharmaceutical companies sell. In addition, governmental and cost-containment pressures regarding the dispensing of generic equivalents will likely result in generic substitution and competition generally for our branded pharmaceutical products. We attempt to mitigate the effect of this substitution through, among other things, creation of strong brand-name recognition and product-line extensions for our branded pharmaceutical products, but there can be no assurance that we will be successful in these efforts.
We can be subject to legal proceedings against us, which may prove costly and time-consuming even if meritless.
     In the ordinary course of our business, we can be involved in legal actions with both private parties and certain government agencies. To the extent that our personnel may have to spend time and resources to pursue or contest any matters that may be asserted from time to time in the future, this represents time and money that is not available for other actions that we might otherwise pursue which could be beneficial to our future. In addition, to the extent that we are unsuccessful in any legal proceedings, the consequences could have a negative impact on our business, financial condition and results of operations.
Our revenues depend on sale of products manufactured by third parties, which we cannot control.
     We derive a significant portion of our revenues from the sale of products manufactured by third parties. There can be no assurance that our dependence on third parties for the manufacture of such products will not adversely affect our profit margins or our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute certain of our products as planned. No assurance can be made that the manufacturers we use will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of our products, which could have a material adverse effect on our business, financial condition and results of operations.
Dependence on key executive officers.
     Our success will depend, in part, on our ability to attract and retain key executive officers. We are particularly dependent upon Dr. John N. Kapoor, Ph.D., chairman of our board of directors, and Mr. Arthur S. Przybyl, our chief executive officer. The inability to attract and retain key executive officers, or the loss of one or more of our key executive officers could have a material adverse effect on our business, financial condition and results of operations.

We must continue to attract and retain key personnel to be able to compete successfully.
     Our performance depends, to a large extent, on the continued service of our key research and development personnel, other technical employees, managers and sales personnel and our ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced research and development and other technical personnel. We are facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled personnel in the future, and the inability to do so could have a material adverse effect on our business, operating results and financial condition and results of operations.
We are subject to extensive government regulations that increase our costs and could subject us to fines, prevent us from selling our products or prevent us from operating our facilities.
     Federal and state government agencies regulate virtually all aspects of our business. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record keeping, distribution, storage and advertising of our products, and disposal of waste products arising from such activities, are subject to regulation by the FDA, Drug Enforcement Agency (“DEA”), Federal Trade Commission, the Consumer Product Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. Similar state and local agencies also have jurisdiction over these activities. Noncompliance with applicable United States and/or state or local regulatory requirements can result in fines, injunctions, penalties, mandatory recalls or seizures, suspensions of production, recommendations by the FDA against governmental contracts and criminal prosecution. Any of these could have a material adverse effect on our business, financial condition and results of operations. New, modified and additional regulations, statutes or legal interpretation, if any, could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such changes or new legislation could have a material adverse effect on our business, financial condition and results of operations.
     FDA regulations. All pharmaceutical manufacturers, including us, are subject to regulation by the FDA under the authority of the FDC Act. Under the FDC Act, the federal government has extensive administrative and judicial enforcement authority over the activities of finished drug product manufacturers to ensure compliance with FDA regulations. This authority includes, but is not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with cGMP, to recall products, to seek civil and monetary penalties and to criminally prosecute violators. Other enforcement activities include refusal to approve product applications or the withdrawal of previously approved applications. Any such enforcement activities, including the restriction or prohibition on sales of products we market or the halting of our manufacturing operations, could have a material adverse effect on our business, financial condition and results of operations. In addition, product recalls may be issued at our discretion, or at the request of the FDA or other government agencies having regulatory authority for pharmaceutical products. Recalls may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. No assurance can be given that restriction or prohibition on sales, halting of manufacturing operations or recalls of our pharmaceutical products will not occur in the future. Any such actions could have a material adverse effect on our business, financial condition and results of operations. Further, such actions, in certain circumstances, could constitute an event of default under the terms of our various financing relationships.
     We must obtain approval from the FDA for each pharmaceutical product that we market which requires a regulatory submission. The FDA approval process is typically lengthy and expensive, and approval is never certain. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, may otherwise limit our ability to promote, sell and distribute a product or may require post-marketing studies or impose other post-marketing obligations.
     We and our third-party manufacturers are subject to periodic inspection by the FDA to assure regulatory compliance regarding the manufacturing, distribution, and promotion of pharmaceutical products. The FDA imposes stringent mandatory requirements on the manufacture and distribution of pharmaceutical products to ensure their safety and efficacy. The FDA also regulates drug labeling and the advertising of prescription drugs. A finding by a governmental agency or court that we are not in compliance with FDA requirements could have a material adverse effect on our business, financial condition and results of operations.
     We were previously subject to an FDA Warning Letter which the FDA issued to us in October 2000 which was subsequently removed in 2005. On March 29, 2007, we received an FDA Warning Letter (the “Warning Letter”) following a routine inspection of our Decatur, Illinois manufacturing facility. The Warning Letter cited deviations from cGMP Regulations. Failure to promptly correct the violations cited in the Warning Letter may result in legal action without further notice, including, without limitation, seizure and injunction. The FDA may withhold approval of pending new drug applications listing the Decatur manufacturing facility as a manufacturer until the violations are corrected. The FDA may also withhold approval of our lyophilization facility. As a result of the Warning Letter we may be forced to find alternative manufacturing facilities for certain of our products on terms that may not be favorable to us.
     If the FDA changes its regulatory position, it could force us to delay or suspend our manufacturing, distribution or sales of certain products. We believe that all of our current products are in substantial compliance with FDA regulations and have received the requisite agency approvals for their manufacture and sale. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process. Any change in the FDA’s enforcement policy or any decision by the FDA to require an approved NDA or ANDA for one of our products not currently subject to the approved NDA or ANDA requirements or any delay in the FDA approving an NDA or ANDA for one of our products could have a material adverse effect on our business, financial condition and results of operations.
     A number of products we market are “grandfathered” drugs that are permitted to be manufactured and marketed without FDA-issued ANDAs or NDAs on the basis of their having been marketed prior to enactment of relevant sections of the FDC Act and amendments thereto. The regulatory status of these products is subject to change and/or challenge by the FDA, which could establish new standards and limitations for manufacturing and marketing such products, or challenge the evidence of prior manufacturing and marketing upon which grandfathering status is based. Any such change in the status of a “grandfathered” product could have a material adverse effect on our business, financial condition and results of operations.
     We are subject to extensive DEA regulation, which could result in our being fined or otherwise penalized. We also manufacture and sell drugs which are “controlled substances” as defined in the federal Controlled Substances Act and similar state laws, which impose, among other things, certain licensing, security and record keeping requirements administered by the DEA and similar state agencies, as well as quotas for the manufacture, purchase and sale of controlled substances. The DEA could limit or reduce the amount of controlled substances which we are permitted to manufacture and market.
We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result.
     The manufacturing and marketing of pharmaceuticals involves an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. We have recalled products in the past and, based on this experience, believe that the occurrence of a recall could result in significant costs to us, potential disruptions in the supply of our products to our customers and adverse publicity, all of which could harm our ability to market our products. There were no product recalls in 2006, 2005 or 2004.
     Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees and divert the attention of the key employees from running our business. Successful product liability claims brought against us could have a material adverse effect on our business, financial condition and results of operations.
     We currently have product liability insurance in the amount of $5,000,000 for aggregate annual claims with a $50,000 deductible per incident and a $250,000 aggregate annual deductible. However, there can be no assurance that such insurance coverage will be sufficient to fully cover potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on our business, financial condition and results of operations.
The FDA may authorize sales of some prescription pharmaceuticals on a non-prescription basis, which would reduce the profitability of our prescription products.
     From time to time, the FDA elects to permit sales of some pharmaceuticals currently sold on a prescription basis, without a prescription. FDA approval of the sale of our products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits.
Our industry is very competitive. Additionally, changes in technology could render our products obsolete.
     We face significant competition from other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than ours, in developing, acquiring, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change that may render our products obsolete, and competitors may develop their products more rapidly than we can. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition in sales of our products is based primarily on price, service and technical capabilities. There can be no assurance that: (i) we will be able to develop or acquire commercially attractive pharmaceutical products; (ii) additional competitors will not enter the market; or (iii) competition from other pharmaceutical companies will not have a material adverse effect on our business, financial condition and results of operations.
Many of the raw materials and components used in our products come from a single source.
     We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for ourselves and for third parties with which we have contracted. Many of the raw materials and components used in our products come from a single source and interruptions in the supply of these raw materials and components could disrupt our manufacturing of specific products and cause our sales and profitability to decline. Further, in the case of many of our ANDAs and NDAs, only one supplier of raw materials has been identified. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay our development and marketing efforts. If for any reason we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to manufacture our products as planned, which could have a material adverse effect on our business, financial condition and results of operations.
Our patents and proprietary rights may not adequately protect our products and processes.
     The patent and proprietary rights position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. There can be no assurance that any patent applications or other proprietary rights, including licensed rights, relating to our potential products or processes will result in patents being issued or other proprietary rights secured, or that the resulting patents or proprietary rights, if any, will provide protection against competitors who: (i) successfully challenge our patents or proprietary rights; (ii) obtain patents or proprietary rights that may have an adverse effect on our ability to conduct business; or (iii) are able to circumvent our patent or proprietary rights position. It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by us, which could prevent us from obtaining patent or other protection for these discoveries or marketing products developed there from. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsoleting those that we are planning to develop, or duplicate any of our products. Our inability to obtain patents for, or other proprietary rights in, our products and processes or the ability of competitors to circumvent or obsolete our patents or proprietary rights could have a material adverse effect on our business, financial condition and results of operations.
Concentrated ownership of our common stock and our registration of shares for public sale creates a risk of sudden changes in our share price.
     The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. We have registered 71,785,437 shares held by certain of our investors for sale under registration statements on a Form S-1 and Form S-3 filed with the SEC. Sales of these shares on the open market could cause the price of our stock to decline.
Exercise of warrants and options may have a substantial dilutive effect on our common stock.
     If the price per share of our common stock at the time of exercise or conversion of any warrants or stock options is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. Holders of our outstanding warrants and options would receive 7,002,756 shares of our common stock at a weighted average exercise price of $4.67 per share. Any additional financing that we secure likely will require the granting of rights, preferences or privileges senior to those of our common stock which may result in substantial dilution of the existing ownership interests of our common shareholders.
The terms of our preferred stock may reduce the value of our common stock.
     We are authorized to issue up to a total of 5,000,000 shares of preferred stock in one or more series. Our board of directors may determine whether to issue additional shares of preferred stock and the terms of such preferred stock without further action by holders of our common stock. If we issue additional shares of preferred stock, it could affect the rights or reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We continue to seek capital for the growth of our business, and this additional capital may be raised through the issuance of additional preferred stock.
We experience significant quarterly fluctuation of our results of operations, which may increase the volatility of our stock price.
     Our results of operations may vary from quarter to quarter due to a variety of factors including, but not limited to, the timing of the development and marketing of new pharmaceutical products, the failure to develop such products, delays in obtaining government approvals, including FDA approval of NDAs or ANDAs for our products, expenditures to comply with governmental requirements for manufacturing facilities, expenditures incurred to acquire and promote pharmaceutical products, changes in our customer base, a customer’s termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by our competitors, loss of key personnel, changes in the mix of products sold by us, changes in sales and marketing expenditures, competitive pricing pressures, expenditures incurred to pursue or contest pending or threatened legal action and our ability to meet our financial covenants. There can be no assurance that we will be successful in avoiding losses in any future period. Such fluctuations may result in volatility in the price of our common stock.
“Penny Stock” rules may make buying or selling our common stock difficult.
     As of October 25, 2007, the market price of our common stock exceeded $5.00 per share. However, there can be no guarantee that it will continue to do so. If our market price falls below $5.00 per share, trading in our common stock may be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules would require that any broker-dealer that would have to recommend our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations would require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.
The requirements of being a public company may strain our resources and distract management.
     As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale by the selling security holders of any of the shares of common stock offered for resale through this prospectus. All proceeds from the resale of the shares of our common stock offered for resale through this prospectus will be for the account of the selling security holders.
SELLING SECURITY HOLDERS
     The following table sets forth certain information regarding the beneficial ownership of shares of our common stock by the named selling security holders as of September 30, 2007, and the number of common shares covered by this prospectus. The following table assumes that the selling security holders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. Except as noted below, the shares offered for sale constitute all of the common shares known to us to be beneficially owned by the respective selling security holders. Except as set forth in the table below, to our knowledge, following the offering and sale of the shares, none of the selling security holders will beneficially own more than one percent of the issued and outstanding shares of our common stock. This prospectus may be amended or supplemented from time to time to amend or supplement the information set forth in the table below.
     We will not receive any of the proceeds from the sale of the shares offered under this prospectus; although we will receive proceeds to the extent any of the stock options are exercised for cash.
     We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.
     Other than the relationships described below, none of the selling security holders has, nor have they within the past three years had, any material relationship with us. To our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.
     The applicable percentages of ownership of shares of common stock shown in the table below are based on an aggregate of 87,730,355 common shares issued and outstanding on September 30, 2007. The number of shares shown in the table as beneficially owned is determined under rules promulgated by the SEC. Unless otherwise noted, the address of the selling security holders is c/o Akorn, Inc., 2500 Millbrook Drive Buffalo Grove, Illinois 60089.

		Shares Beneficially Owned		Shares Beneficially Owned
	No. of Shares	Prior to the Offering (2)		After the Offering (3)
Name	Offered (1)	Number	Percentage	Number	Percentage

Abu S. Alam, Ph.D. (4)	139,597	191,015	*	101,418	*
John R. Sabat (5)	100,000	147,661	*	97,661	*
Mark Silverberg(6)	160,000	80,312	*	6,562	*
John W. Stern (7)	149,811	101,682	*	1,871	*
Arthur S. Przybyl (8)	1,973,160	1,492,273	1.68%	194,113	*
Jeffrey A. Whitnell (9)	513,183	279,933	*	—	*
Jerry N. Ellis (10)	105,000	100,333	*	22,000	*
Ronald M. Johnson (11)	100,000	73,333	*	—	*
John N. Kapoor, Ph.D. (12)	—	28,654,152	32.66%	28,654,152	32.66%
Subhash Kapre, Ph.D. (13)	20,000	20,000	*	—	*
Jerry I. Treppel (14)	80,000	482,642	*	429,309	*
Randall J. Wall (15)	20,000	20,000	*	—	*
TOTAL	3,360,751	31,643,336	35.29%	29,507,086	32.90%
     *  Represents less than 1%.

(1)	Represents the maximum number of shares issued under the Option Plan that could be sold under this prospectus if the holder exercised all of his options when vested and sold the underlying shares. This number does not constitute a commitment to sell any or all of the shares.

(2)	Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates, jointly or as community property with a spouse and shares to which each individual has the right to acquire beneficial ownership within 60 days of September 30, 2007.

(3)	The Number of Shares Beneficially Owned After the Offering is based on the assumption that all stock options for shares being offered have been exercised and the shares have been sold. The Percentage of Shares Beneficially Owned After the Offering is based upon 87,730,355 shares of our common stock outstanding as of September 30, 2007, plus shares of common stock as to which that particular holder has the right to acquire beneficial ownership within 60 days of September 30, 2007 (other than stock options for shares being offered).

(4)	Dr. Alam is our Senior Vice President, New Business and Product Development. Shares beneficially owned by Dr. Alam prior to the offering include 116,015 shares of common stock held directly and 75,000 shares of common stock issuable upon the exercise of stock options.

(5)	Mr. Sabat is our Senior Vice President, National Accounts & Trade Relations. Shares beneficially owned by Mr. Sabat prior to the offering include 97,661 shares of common stock held directly and 50,000 shares of common stock issuable upon the exercise of stock options.

(6)	Mr. Silverberg is our Senior Vice President, Global Quality Assurance. Shares beneficially owned by Mr. Silverberg prior to the offering include 6,562 shares of common stock held directly and 73,750 shares of common stock issuable upon the exercise of stock options.

(7)	Mr. Stern is our Vice President, Contract Sales & Marketing. Shares beneficially owned by Mr. Stern prior to the offering include 6,682 shares of common stock held directly and 95,000 shares of common stock issuable upon the exercise of stock options.

(8)	Mr. Przybyl is our Chief Executive Officer. Shares beneficially owned by Mr. Przybyl prior to the offering include 317,273 shares of common stock held directly and 1,175,000 shares of common stock issuable upon the exercise of stock options.

(9)	Mr. Whitnell is our Senior Vice President, Finance and Chief Financial Officer. Shares beneficially owned by Mr. Whitnell prior to the offering include 48,183 shares of common stock held directly and 231,750 shares of common stock issuable upon the exercise of stock options.

(10)	Mr. Ellis has served as a director since 2001. Shares beneficially owned by Mr. Ellis prior to the offering include 22,000 shares of common stock held directly and 78,333 shares of common stock issuable upon the exercise of stock options.

(11)	Mr. Johnson was appointed a director by the Board in May 2003. Shares beneficially owned by Mr. Johnson prior to the offering include 73,333 shares of common stock issuable upon the exercise of stock options.

(12)	Dr. Kapoor has served as the Chairman of our Board since May 1995. Shares beneficially owned by Dr. Kapoor prior to the offering include (i) 24,983,896 shares of common stock owned by the Kapoor Trust of which Dr. Kapoor is the sole trustee and beneficiary, (ii) 491,173 shares of common stock owned directly by Dr. Kapoor, (iii) 3,045,644 shares owned by EJ Financial / Akorn Management L.P. of which Dr. Kapoor is the managing general partner, and (iv) 133,439 shares of common stock owned by several trusts, the trustee of which is an employee of EJ Financial Enterprises Inc., of which Dr. Kapoor is the President, and the beneficiaries of which are Dr. Kapoor’s children.

(13)	Dr. Kapre was appointed a director by the Board in May 2007. Shares beneficially owned by Dr. Kapre prior to the offering include 20,000 shares of common stock issuable upon the exercise of stock options.

(14)	Mr. Treppel was appointed a director by the Board in May 2003. Shares beneficially owned by Mr. Treppel prior to the offering include 429,309 shares of common stock held directly and 53,333 shares of common stock issuable upon the exercise of stock options.

(15)	Mr. Wall was appointed a director by the Board in May 2007. Shares beneficially owned by Mr. Wall prior to the offering include 20,000 shares of common stock issuable upon the exercise of stock options.
PLAN OF DISTRIBUTION
     The selling security holders, and any of their transferees, pledgees, donees, assignees or other successors-in-interest (including successors by gift, partnership distribution or other non-sale-related transfer effected after the date of this prospectus), may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
     The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders are not obligated to, and there is no assurance that the selling security holders will, sell all or any of the shares we are registering. The selling security holders may transfer, devise or gift such shares by other means not described in this prospectus.
     The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling security holders. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of any of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.
     The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling security holders have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by them. If we are notified by any of the selling security holders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling security holders.
LEGAL MATTERS
     The validity of the shares of common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.
EXPERTS
     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a Registration Statement on Form S-8 under the Securities Act, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Akorn, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.
     We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. You may inspect any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at http://www.sec.gov or our website at http://www.akorn.com. Information contained in our web site is not part of this prospectus.
     We will also provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request and at no cost to the requester. Any such request may be made by writing or calling us at the following address or telephone number:

Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
Attention: Chief Financial Officer
(847) 279-6100
     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
     Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed for complete information.
     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling security holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” some of the documents we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of, and is considered to be a part of, this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the following documents:
     •      our Annual Report on Form 10-K for the year ended December 31, 2006, as filed on March 16, 2007;
     •      our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2007 and June 30, 2007, as filed on May 9, 2007, and August 8, 2007, respectively;
     •      our Current Reports on Form 8-K, including amendments thereto, filed with the SEC since December 31, 2006, other than any information furnished pursuant to Item 2.02 or Item 7.01;
     •      the description of our common stock contained in the section entitled “Description of Capital Stock and Convertible Securities,” included in our Post Effective Amendment No. 2 to Registration Statement on Form S-1, No. 333-119168 filed with the SEC on June 14, 2005, and any amendment or report filed for the purpose of updating such description;
     •      all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereunder; and
     •      all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITY
     Section 83A(1) of the Louisiana Business Corporation Law (“LBCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 83A(2) of the LBCL provides that, in case of actions by or in the right of a corporation, the indemnity shall be limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by a corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:
•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or
•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or
•	By the shareholders.
     The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.
     Section 24 of the LBCL provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:
•	For any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	Who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the shareholders or stock purchases or redemptions in violation of Louisiana law; or
•	For any transaction from which the director or officer derived an improper personal benefit.
     Article XII of the Company’s articles of incorporation contains the provisions permitted by Section 24 of the LBCL.
     Article V of the Company’s by-laws makes mandatory the indemnification of any of the Company’s officers, directors, employees or agents against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of his position as the Company’s director, officer, employee or agent or serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. However, in case of actions by or in the right of the Company, the indemnity shall be limited to expenses (including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the Company’s board of directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action.
     No indemnification is permitted under Article V of the Company’s by-laws in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Article V of the Company’s by-laws also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     Any indemnification under Article V of the Company’s by-laws, unless ordered by the court, shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:
•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

•	By the shareholders.
     Article V of the Company’s by-laws also provides that the expenses incurred in defending such action shall be paid by the Company in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized under Article V. However, the Company’s board of directors may determine, by special resolution, not to have the Company pay in advance the expenses incurred by any person in the defense of any such action.

     Article V further provides that indemnification granted thereunder shall not be deemed exclusive of any other rights to which a director, officer, employee or agent is or may become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.
     Article V also permits the Company to procure insurance on behalf of any person who is or was the Company’s director, officer, employee or agent, or is or was serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the LBCL. The Company maintains a directors’ and officers’ liability insurance policy.
     Insofar as indemnification for liabilities arising under the Securities Act my be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Part II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The registrant incorporates by reference in this Registration Statement the following documents and information filed by Akorn, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):
•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed on March 16, 2007;

•	The Company’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2007 and June 30, 2007, as filed on May 9, 2007, and August 8, 2007, respectively;

•	The Company’s Current Reports on Form 8-K, including amendments thereto, filed with the SEC since December 31, 2006, other than any information furnished pursuant to Item 2.02 or Item 7.01;

•	the description of The Company’s common stock contained in the section entitled “Description of Capital Stock and Convertible Securities,” included in The Company’s Post Effective Amendment No. 2 to Registration Statement on Form S-1, No. 333-119168 filed with the SEC on June 14, 2005, and any amendment or report filed for the purpose of updating such description;

•	all documents filed by The Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereunder; and

•	all documents filed by The Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 83A(1) of the Louisiana Business Corporation Law (“LBCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 83A(2) of the LBCL provides that, in case of actions by or in the right of a corporation, the indemnity shall be limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by a corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:
•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or
•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or
•	By the shareholders.
     The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.
     Section 24 of the LBCL provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:
•	For any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;
•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	Who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the shareholders or stock purchases or redemptions in violation of Louisiana law; or
•	For any transaction from which the director or officer derived an improper personal benefit.
     Article XII of the Company’s articles of incorporation contains the provisions permitted by Section 24 of the LBCL.
     Article V of the Company’s by-laws makes mandatory the indemnification of any of the Company’s officers, directors, employees or agents against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of his position as the Company’s director, officer, employee or agent or serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. However, in case of actions by or in the right of the Company, the indemnity shall be limited to expenses (including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the Company’s board of directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action.
     No indemnification is permitted under Article V of the Company’s by-laws in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Article V of the Company’s by-laws also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     Any indemnification under Article V of the Company’s by-laws, unless ordered by the court, shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:
•	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or
•	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or
•	By the shareholders.
     Article V of the Company’s by-laws also provides that the expenses incurred in defending such action shall be paid by the Company in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized under Article V. However, the Company’s board of directors may determine, by special resolution, not to have the Company pay in advance the expenses incurred by any person in the defense of any such action.
     Article V further provides that indemnification granted thereunder shall not be deemed exclusive of any other rights to which a director, officer, employee or agent is or may become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.
     Article V also permits the Company to procure insurance on behalf of any person who is or was the Company’s director, officer, employee or agent, or is or was serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the LBCL. The Company maintains a directors’ and officers’ liability insurance policy.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.1*	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

10.1	Amended and Restated Akorn, Inc. 2003 Stock Option Plan, incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K filed on March 31, 2005

23.1^	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-8.

24.1*	Power of Attorney
* Previously filed as an exhibit to and incorporated by reference from our Registration Statement on Form S-8, filed on April 20, 2005.
^ Filed herewith
Item 9. Undertakings.
     A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on this 26th day of October, 2007.

AKORN, INC.
By:	/s/ Arthur S. Przybyl
Arthur S. Przybyl, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ARTHUR S. PRZYBYL Arthur S. Przybyl	President and Chief Executive Officer (Principal Executive Officer) and Director	October 26, 2007
/s/ JEFFREY A. WHITNELL Jeffrey A. Whitnell	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 26, 2007
/s/ JOHN N. KAPOOR Dr. John N. Kapoor	Chairman and Director	October 26, 2007
/s/ JERRY N. ELLIS Jerry N. Ellis	Director	October 26, 2007
/s/ JERRY TREPPEL Jerry Treppel	Director	October 26, 2007
/s/ RONALD M. JOHNSON Ronald M. Johnson	Director	October 26, 2007
/s/ SUBHASH KAPRE Subhash Kapre	Director	October 26, 2007
/s/ RANDALL J. WALL Randall J. Wall	Director	October 26, 2007

By:
Jeffrey A. Whitnell
as attorney-in-fact pursuant to a power of attorney